                         Accelerated Death Benefit Rider
                              For Terminal Illness

This rider provides that an accelerated death benefit payment may be made under this policy. We discuss this rider, and the rules that apply to it, in the provisions that follow.

Benefits payable under this rider may be taxable. The Owner should seek tax advice prior to requesting an accelerated death benefit payment.

An accelerated death benefit payment will not be allowed if the Owner is required to request the payment by any third party (including any creditor, governmental agency, trustee in bankruptcy, or any other person) or as the result of a court order.

Rider Benefit              Subject to the terms of this rider, an accelerated
                           death benefit will be paid to the Owner upon request once we receive proof that the surviving Insured has a terminal illness.

                           Accelerated Benefit Payment

                           In this section, we discuss payment of the accelerated death benefit and the amounts used in determining the amount of the payment.

Eligible Amount            The Eligible Amount is the amount of death benefit
                           under this policy that can be considered for acceleration. It will be determined as of the Acceleration Date. This Amount includes the following as of that Date:

                               1.   The amount equal to the excess of:

                                    a. The death benefit payable under the base policy upon the second death ; over

                                    b.  The account value; and

                               2. The amount payable upon the second death under any survivorship life insurance rider included with this policy, if that rider provides level or increasing coverage on the lives of the policy Insureds for at least two years after the Acceleration Date.

                           The Eligible Amount does not include:

                               1. The amount payable upon the second death under any survivorship life insurance rider that does not provide level or increasing coverage on the lives of the policy Insureds for at least two years after the Acceleration Date; or

                               2. The amount of any insurance provided under this policy on the life of someone other than the surviving Insured under the policy.

Amount To Be               Subject to the terms of this rider, the Owner may
Accelerated                accelerate any portion of the Eligible Amount up to
                           the maximum limit. The maximum amount to be accelerated is equal to the lesser of:

                           . 75% of the Eligible Amount; and
                           . $250,000 minus the total amount accelerated under
                             all other policies issued on the life of the surviving Insured by us and any of our affiliates.

                           We reserve the right to impose a minimum limit on the amount to be accelerated; if we do so, this limit will not exceed $25,000.

Amount Of Payment          The amount of payment under this rider will be
                           computed based on the amount to be accelerated less:


SABRVL-99                                                                Page 1

                           . Interest at the annual interest rate we have
                             declared for policies in this class; and
                           . A fee of not more than $250.

                           If required, a detailed statement of the method we use to compute the amount of the accelerated benefit payment has been filed with the insurance department of the state where this policy was delivered.

How We Pay                 Payment of the accelerated benefit will be made to
                           the Owner in a lump sum. However, we will not make the payment if we first receive due proof of the deaths of both Insureds; in this case, we will instead pay the death benefit as if no request had been received under this rider.

Effect On Policy           After the accelerated benefit payment is made, this
                           policy will remain in force. Premiums and charges will continue in accordance with the policy provisions.

                           A lien will be established against this policy. The amount of the lien will be equal to the amount to be accelerated under this rider. Interest will not be charged on the lien. The Owner may not voluntarily repay all or any portion of the lien. However, the amount of the lien will be deducted from the amount of payment under this policy upon the second death.

                           Other Definitions And Requirements

Acceleration Date          The Acceleration Date is the first date on which all
                           the requirements for acceleration, except any confirming examination that we may require, have been met. Our right to require a confirming examination is discussed below in the Proof Of Terminal Illness provision.

Requirements For           Before the accelerated benefit can be paid, all of
Acceleration               the following requirements must be met:

                               1.   We must receive at our Administrative
                                    Office:

                                    a.  The Owner's written request for payment
                                        of an accelerated death benefit under
                                        this policy;

                                    b.  Due proof of death of the first Insured
                                        to die;

                                    c.  The surviving Insured's written
                                        authorization to release medical
                                        records to us; and

                                    d.  The written consent to this request of
                                        any assignee and any Irrevocable
                                        Beneficiary under this policy.

                               2. We must receive proof, satisfactory to us, that the surviving Insured has a terminal illness.

Terminal Illness           As used in this rider, "terminal illness" is a
                           medical condition that:

                           . If first diagnosed by a legally qualified physician
                             after the Issue Date of this policy; and
                           . With reasonable medical certainty, will result in
                             the death of the surviving Insured within 12 months after the date the legally qualified physician certifies the diagnosis; and
                           . Is not curable by any means available to the
                             medical profession.

Proof Of Terminal          Proof of terminal illness is written certification,
Illness                    satisfactory to us, that a legally qualified
                           physician has diagnosed the surviving Insured as having a terminal illness. To establish this proof, we reserve the right to require that the diagnosis be confirmed with examination of the surviving Insured, at our expense, by a physician of our choice. This
                           "confirming examination" may include any x-rays, blood tests, and other procedures that are

SABRVL-99                                                                Page 2
                           reasonable and necessary to determine whether the surviving Insured has a terminal illness. To be acceptable to us, the confirming examination must be completed within 90 days after the date we notify the Owner of this requirement.

Legally Qualified          As used with this rider, a "legally qualified
Physician                  physician" is a person who is licensed by the state
                           in which he or she practices to give advice or treatment for the terminal illness and who is acting within the scope of that license. A legally qualified physician must be someone other than the Owner or the surviving Insured, or a spouse, mother-in-law, father-in-law, stepparent, or natural adoptive brother, sister, parent, grandparent, or child of the Owner or either Insured.

                           General Provisions

Rider Part Of This         This rider is made a part of this policy as of its
Policy                     Rider Issue Date. All the provisions of this policy
                           apply to this rider, except for those that are not consistent with this rider. This rider is in force from its Rider Issue Date or, if later, the date the first premium under this policy is paid. There are no monthly charges for this rider.

Termination Of This        This rider will end automatically on the date:
Rider
                           . An accelerated benefit payment is made; or . This policy terminates for any reason; or . This policy matures; or
                           . This policy is changed to a different policy on
                             which this rider is not available; or
                           . Two years before coverage under this policy is
                             scheduled to terminate.

Cancellation Of This       This rider may be cancelled by the Owner's written
Rider                      request.



                          C. M. LIFE INSURANCE COMPANY

          /s/ ABC                                                  /s/ ABC
           PRESIDENT                                                SECRETARY

SABRVL-99                                                                Page 3